PRICING SUPPLEMENT NO. 3
DATED September 30, 1997
To Prospectus Dated June 17, 1992 and
Prospectus Supplement Dated June 30, 1992

Filed under Rule 424(b)(3) and 424(c)
File No. 33-48089

CUSIP No.: 60406CAP2

        MINNESOTA MINING AND MANUFACTURING COMPANY
       U.S. $600,000,000 MEDIUM-TERM NOTES, Series B
      DUE FROM 9 MONTHS TO 30 YEARS FROM DATE OF ISSUE

Principal Amount:  $29,352,000.00

Net Proceeds to Company:  $29,058,480

Interest Rate:  Floating rate six month LIBOR minus sixty
(60) basis points.

Interest Payment Dates: Interest is payable semiannually in arrears on each March 30 and September 30, beginning
March 30, 1998 on an Actual/360 basis.

Interest Reset Dates: Interest rate resets quarterly, on December 30th, March 30th, June 30th and September 30th, commencing December 30, 1997.

Redemption: The Notes are not redeemable by the Company prior to maturity.

Put Provision: The Notes will be repayable at the option of the holder on at least 30 days notice on the following and at the following prices:

     REPAYMENT DATE                       PRICE
     September 30, 2007                   99.39%
     September 30, 2010                   99.60%
     September 30, 2013                   99.87%
     September 30, 2016 and on each third
     anniversary thereafter to maturity   100.00%

Minimum Put Amounts: The minimum amount that can be put back to the Company is $100,000 with multiples of $1,000

Minimum Denominations: The Notes will be issued in denominations of $100,000 and in integral multiples of $1,000.

Specified Currency:  U.S. Dollars

Issue Price:  100.00% (of par)

Agent's Discount or Commission:  1%

Original Issue Date:  September 30, 1997

Maturity Date:  September 30, 2027

Form:  Book-Entry

Agent:  PaineWebber Incorporated (DTC Number 0221).

The Calculation Agent in respect of the Notes is Citibank, N.A.

As of the date of this Pricing Supplement, the aggregate principal amount (or its equivalent in other currencies) of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing
Supplement relates) is $228,477,000.00